SMART GLASS COMPANY RESEARCH FRONTIERS NAMES
   STEVEN M. SLOVAK VICE PRESIDENT-TECHNOLOGY

WOODBURY, NY, January 2, 2008 - Research Frontiers
Inc. (Nasdaq: REFR), the developer and licensor of SPD-Smart(tm) light-control technology, announced that it has promoted Steven M. Slovak to the newly created position of Vice President-Technology.

Robert L. Saxe, Chairman of Research Frontiers, commented:
"Steve Slovak begins his 20th year with Research Frontiers this week.
He started out as a chemist, was promoted to various positions, and two years ago became Research Frontiers' Director of Film Development. Since then we have expanded our technical staff and Steve has supervised them and worked very well with the growing teams of people at our key production licensees. Steve is a creative and focused scientist, and is an inventor on numerous patents and patent applications held by Research Frontiers worldwide on SPD-Smart light-control technology.
His new position further strengthens the resources that Research Frontiers is devoting to improving SPD technology and helping our licensees continue to successfully build their businesses in this emerging industry."

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart controllable glass and plastic products. Other benefits include noise reduction, greater security for both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches. SPD technology product applications include:
SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's
New Award" from Popular Science magazine for home technology, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 34 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm),
SmartGlass(tm), VaryFast(tm), Powered by SPD(tm), The View of the Future - Everywhere You Look(tm) and Visit SmartGlass.com - to change your view of the world(tm) are trademarks of Research Frontiers Incorporated.

For further information, please contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com